Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Third Quarter 2024 Results

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Highlights

●Third quarter U.S. GAAP total diluted earnings per share of 65 cents vs. 64 cents in 2023
●Third quarter comparable diluted earnings per share of 91 cents vs. 83 cents in 2023
●Returned $1.25 billion to shareholders via share repurchases and dividends in the first nine months of 2024; on track to return in excess of $1.6 billion to shareholders by year-end
●In late-October, completed acquisition of Alucan Entec, S.A., a European impact extruded aluminum packaging business
●In 2024 and beyond, positioned to advance the use of sustainable aluminum packaging, grow comparable diluted earnings per share and EVA, generate strong free cash flow and expand long-term return of value to shareholders

WESTMINSTER, Colo., October 31, 2024 – Ball Corporation (NYSE: BALL) today reported third quarter results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024. On a U.S. GAAP basis, the company reported, third quarter 2024 net earnings attributable to the corporation of $197 million (including a net after-tax loss of $81 million, or 26 cents per diluted share for business consolidation and other non-comparable items) or total diluted earnings per share of 65 cents, on sales of $3.08 billion, compared to $203 million net earnings attributable to the corporation, or total diluted earnings per share of 64 cents (including a net after-tax loss of $60 million, or 19 cents per diluted share for business consolidation and other non-comparable items) on sales of $3.11 billion in 2023. Results for the first nine months of 2024 were net earnings attributable to the corporation of $4.04 billion (including a net after-tax gain of $3.31 billion for the aerospace business sale, business consolidation and other non-comparable items), or total diluted earnings per share of $12.96, on sales of $8.92 billion compared to $553 million, or total diluted earnings per share of $1.74, on sales of $9.16 billion for the first nine months of 2023.

Ball’s third quarter and year-to-date 2024 comparable earnings per diluted share were 91 cents and $2.33, respectively, versus third quarter and year-to-date 2023 comparable earnings per diluted share of 83 cents and $2.13, respectively.

“We delivered strong third quarter results and have returned $1.25 billion to shareholders in the first nine months of 2024. Leveraging our strong financial position and leaner operating model, the company remains uniquely positioned to enable our purpose of advancing the greater use of sustainable aluminum packaging, despite the current end consumer environment in certain geographies. We continue to complement our purpose by driving innovation and sustainability on a global scale, unlocking additional manufacturing efficiencies and enabling consistent delivery of high-quality, long-term shareholder value creation,” said Daniel W. Fisher, chairman and chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for third quarter 2024 were $203 million on sales of $1.46 billion compared to $196 million on sales of $1.54 billion during the same period in 2023. The decrease in third quarter sales reflects lower year-over-year volumes and price/mix.

Third quarter segment comparable operating earnings increased year-over-year primarily due to price/mix partially offset by lower volumes of 3.1 percent. Aluminum beverage cans continue to outperform other substrates despite continued economic pressure on the end consumer. Going forward, benefits from fixed and variable cost-out initiatives and improved operational efficiencies are expected to improve results throughout the remainder of 2024 and beyond.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for third quarter 2024 were $128 million on sales of $950 million compared to $103 million on sales of $902 million during the same period in 2023. Third quarter sales primarily reflect higher volumes.

Third quarter comparable operating earnings reflect 6.7 percent higher volumes. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth. Going forward, sustainability tailwinds and improved operational efficiencies are expected to improve results.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for third quarter 2024 were $78 million on sales of $484 million compared to $61 million on sales of $489 million during the same period in 2023. Third quarter sales reflect lower volumes partially offset by price/mix.

Third quarter segment comparable operating earnings increased year-over-year driven by favorable price/mix partially offset by 10.0 percent lower volumes during the quarter. Volumes were driven by the ongoing impact of disruptive economic and operating conditions in Argentina and demand outstripping supply in Brazil late in the quarter. In Argentina, the company continues to serve customers and assess risks given the dynamic economic and policy environment. Across South America multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue.

Non-reportable

Non-reportable is comprised of undistributed corporate expenses, net of corporate interest income, the results of the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business.

Third quarter 2024 improved results reflect higher comparable operating earnings for the aluminum packaging businesses partially offset by increased year-over-year undistributed corporate expenses. The company’s global aluminum aerosol, aluminum bottle and cups customers continue to collaborate with Ball to activate growth opportunities and tailored offerings for personal and home care brands, refill and reuse packaging for water, other beverages and venue specific needs to advance the circular economy.

In late-October, the company completed the acquisition of Alucan Entec, S.A., a European impact extruded aluminum packaging business, for the purchase price of €82 million (or $88 million using an exchange rate as of the date of close), subject to customary closing adjustments, which reflects an attractive EBITDA multiple of approximately 7.4x. The acquisition complements Ball’s existing global extruded aluminum aerosol and bottle business with the addition of two manufacturing facilities near Lummen, Belgium, and Llinars del Vallés, Spain, along with associated contracts and other related assets.

Outlook

“Our company is performing well and on track to deliver or exceed against our stated comparable earnings growth goal and on target to return in excess of $1.6 billion to shareholders in 2024. By consistently executing on our plans to drive continuous improvement and operational excellence, our resulting strong free cash flow will allow us to return significant value to shareholders while also prudently investing in our business over the years to come,” said Howard Yu, executive vice president and chief financial officer.

“Our global team is focused on executing our enterprise-wide strategy with purpose and pace to advance aluminum packaging and to consistently deliver high-quality results, products and returns. In 2024, we are positioned to achieve mid-single digit plus comparable diluted earnings per share growth, generate strong free cash flow and EVA while also returning significant value to shareholders through a combination of share repurchases and dividends. We will continue to leverage the strengths of our best-in-class footprint, product portfolio and operational talent. I want to thank our employees for their hard work to consistently deliver comparable diluted earnings per share growth greater than 10 percent per annum in 2025 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2023 net sales of $12.06 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on Facebook or X (Twitter).

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its third quarter 2024 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=0McTrGVD

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the opening and closing of facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

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Ball Corporation

Condensed Financial Statements (Third Quarter 2024)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2024	2023	2024	2023

Net sales	$3,082	$3,111	$8,915	$9,159

Cost of sales (excluding depreciation and amortization)	(2,425)	(2,512)	(7,065)	(7,450)
Depreciation and amortization	(150)	(152)	(460)	(449)
Selling, general and administrative	(142)	(133)	(518)	(409)
Business consolidation and other activities	(85)	(29)	(171)	(43)
Interest income	14	12	58	23
Interest expense	(67)	(122)	(228)	(351)
Debt refinancing and other costs	—	—	(3)	—

Earnings before taxes	227	175	528	480
Tax (provision) benefit	(42)	(45)	(118)	(107)
Equity in results of affiliates, net of tax	8	3	21	13
Earnings from continuing operations	193	133	431	386
Discontinued operations, net of tax	6	71	3,613	171

Net earnings	199	204	4,044	557

Net earnings attributable to noncontrolling interests, net of tax	2	1	4	4

Net earnings attributable to Ball Corporation	$197	$203	$4,040	$553

Earnings per share:
Basic - continuing operations	$0.63	$0.42	$1.38	$1.22
Basic - discontinued operations	0.02	0.22	11.70	0.54
Total basic earnings per share	$0.65	$0.64	$13.08	$1.76

Diluted - continuing operations	$0.63	$0.42	$1.37	$1.20
Diluted - discontinued operations	0.02	0.22	11.59	0.54
Total diluted earnings per share	$0.65	$0.64	$12.96	$1.74

Weighted average shares outstanding (000s):
Basic	302,406	314,983	308,851	314,596
Diluted	305,219	317,296	311,674	316,938

Ball Corporation

Condensed Financial Statements (Third Quarter 2024)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2024	2023

Cash Flows from Operating Activities:
Net earnings	$4,044	$557
Depreciation and amortization	469	509
Business consolidation and other activities	171	43
Deferred tax provision (benefit)	201	(87)
Gain on Aerospace disposal	(4,694)	18
Pension contributions	(24)	(13)
Other, net	78	71
Changes in working capital components, net of dispositions	(630)	29
Cash provided by (used in) operating activities	(385)	1,127
Cash Flows from Investing Activities:
Capital expenditures	(377)	(830)
Business dispositions, net of cash sold	5,422	—
Other, net	136	4
Cash provided by (used in) investing activities	5,181	(826)
Cash Flows from Financing Activities:
Changes in borrowings, net	(2,778)	652
Acquisitions of treasury stock	(1,061)	(3)
Dividends	(185)	(189)
Other, net	26	30
Cash provided by (used in) financing activities	(3,998)	490
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(64)	—
Change in cash, cash equivalents and restricted cash	734	791
Cash, cash equivalents and restricted cash - beginning of period	710	558
Cash, cash equivalents and restricted cash - end of period	$1,444	$1,349

Ball Corporation

Condensed Financial Statements (Third Quarter 2024)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2024	2023

Assets
Current assets
Cash and cash equivalents	$1,440	$1,335
Receivables, net	2,655	1,785
Inventories, net	1,385	1,660
Other current assets	113	263
Current assets held for sale	14	365
Total current assets	5,607	5,408
Property, plant and equipment, net	6,550	6,606
Goodwill	4,244	4,182
Intangible assets, net	1,138	1,262
Other assets	1,285	1,635
Noncurrent assets held for sale	—	839

Total assets	$18,824	$19,932

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$452	$2,108
Payables and other accrued liabilities	4,672	4,212
Current liabilities held for sale	—	395
Total current liabilities	5,124	6,715
Long-term debt	5,353	7,483
Other long-term liabilities	1,592	1,513
Noncurrent liabilities held for sale	—	213
Equity	6,755	4,008

Total liabilities and equity	$18,824	$19,932

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2024)

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented. The aerospace business was historically presented as a reportable segment. Effective as of the first quarter of 2024, the company reports its financial performance in the three reportable segments outlined below: (1) beverage packaging, North and Central America; (2) beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA) and (3) beverage packaging, South America.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement (Agreement) with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the Agreement. The company is in the process of finalizing the working capital adjustments and other customary closing adjustments with BAE, which is currently expected to be completed in 2024 and may adjust the final cash proceeds and gain on sale amounts. The divestiture resulted in a pre-tax gain of $4.67 billion, which is net of $20 million of costs to sell incurred and paid in 2023 related to the disposal. Cash proceeds received at close from the sale of $5.42 billion, net of the cash disposed, are presented in business dispositions, net of cash sold, in the unaudited condensed consolidated statement of cash flows for the nine months ended September 30, 2024. The company expects to pay approximately $950 million in income taxes related to the transaction throughout 2024, of which $484 million has been paid as of September 30, 2024. The remaining amount of income taxes related to the transaction is recorded in payables and other accrued liabilities in the unaudited condensed consolidated balance sheet. Additionally, the completion of the divestiture resulted in the removal of the aerospace business from the company’s obligor group, as the business no longer guarantees the company’s senior notes and senior credit facilities.

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2024)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2024	2023	2024	2023

Net sales
Beverage packaging, North and Central America	$1,456	$1,541	$4,328	$4,582
Beverage packaging, EMEA	950	902	2,640	2,656
Beverage packaging, South America	484	489	1,388	1,344
Reportable segment sales	2,890	2,932	8,356	8,582
Other	192	179	559	577
Net sales	$3,082	$3,111	$8,915	$9,159

Comparable segment operating earnings
Beverage packaging, North and Central America	$203	$196	$605	$554
Beverage packaging, EMEA	128	103	326	274
Beverage packaging, South America	78	61	170	141
Reportable segment comparable operating earnings	409	360	1,101	969
Reconciling items
Other (a)	4	—	(66)	7
Business consolidation and other activities	(85)	(29)	(171)	(43)
Amortization of acquired Rexam intangibles	(34)	(34)	(105)	(102)
Interest expense	(67)	(122)	(228)	(351)
Debt refinancing and other costs	—	—	(3)	—
Earnings before taxes	$227	$175	$528	$480

(a)	Includes undistributed corporate expenses, net, of $32 million and $18 million for the three months ended September 30, 2024 and 2023, respectively, and $149 million and $60 million for the nine months ended September 30, 2024 and 2023, respectively. For the nine months ended September 30, 2024, undistributed corporate expenses, net, includes $82 million of incremental compensation cost from the successful sale of the aerospace business consisting of cash bonuses and stock based compensation. For the three and nine months ended September 30, 2024, undistributed corporate expenses, net, include $7 million and $36 million of corporate interest income, respectively.

Discontinued Operations

The following table presents components of discontinued operations, net of tax for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2024	2023	2024	2023

Net sales	$—	$460	$261	$1,467

Cost of sales (excluding depreciation and amortization)	—	(382)	(214)	(1,205)
Depreciation and amortization	—	(21)	(9)	(60)
Selling, general and administrative	—	(11)	(11)	(42)
Interest expense	—	—	—	1
Gain (loss) on disposition	(1)	(18)	4,694	(18)
Tax (provision) benefit	7	43	(1,108)	28
Discontinued operations, net of tax	$6	$71	$3,613	$171

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2024)

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other activities, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) - Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings - Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings - Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share - Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt - Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow - Free Cash Flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Adjusted Free Cash Flow - Adjusted Free Cash Flow is defined as Free Cash Flow adjusted for payments made for income tax liabilities related to the Aerospace disposition and other material dispositions. Adjusted Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses free cash flow measures to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2024	2023	2024	2023

Net earnings attributable to Ball Corporation	$197	$203	$4,040	$553
Facility closure costs and other items (1)	85	29	171	43
Amortization of acquired Rexam intangibles	34	34	105	102
Debt refinancing and other costs	—	—	3	—
Non-comparable tax items	(39)	(21)	1,020	(42)
Gain on Aerospace disposal (2)	1	18	(4,694)	18
Aerospace disposition compensation (3)	—	—	82	—
Comparable Net Earnings	$278	$263	$727	$674
Comparable Diluted Earnings Per Share	$0.91	$0.83	$2.33	$2.13

(1)	The charges for the three and nine months ended September 30, 2024, were primarily composed of costs related to plant closures in beverage packaging, South America and beverage packaging, North and Central America, and the company’s activities to establish

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2024)

its new operating model. For the three and nine months ended September 30, 2024, $94 million and $147 million, respectively, of costs were recorded for plant closures, primarily for employee severance and benefits, costs to scrap assets or write them down to their sellable value, accelerated depreciation and other shutdown costs. Additionally, for the three and nine months ended September 30, 2024, $6 million and $26 million, respectively, of costs were recorded to establish the new operating model, primarily related to employee severance, employee benefits and other related items. The charges for the three and nine months ended September 30, 2024, were partially offset by income of $16 million and $27 million, respectively, from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility.

In the first quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. Production permanently ceased at this facility in the third quarter of 2023. The charges for the three and nine months ended September 30, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this closure.

(2)	In the first quarter of 2024, the company recorded a pre-tax gain for the sale of the aerospace business. In the third quarter of 2023, the company recorded costs to sell the business.
(3)	The charge for the nine months ended September 30, 2024, was composed of incremental compensation costs from the successful sale of the aerospace business, which consisted of cash bonuses and stock based compensation. This amount was recorded in selling, general and administrative in the unaudited condensed consolidated statement of earnings.

A summary of the effects of non-comparable items on earnings before taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2024	2023	2024	2023

Net earnings attributable to Ball Corporation	$197	$203	$4,040	$553
Net earnings attributable to noncontrolling interests, net of tax	2	1	4	4
Discontinued operations, net of tax	(6)	(71)	(3,613)	(171)
Earnings from continuing operations	193	133	431	386
Equity in results of affiliates, net of tax	(8)	(3)	(21)	(13)
Tax provision (benefit)	42	45	118	107
Earnings before taxes	227	175	528	480
Interest expense	67	122	228	351
Debt refinancing and other costs	—	—	3	—
Business consolidation and other activities	85	29	171	43
Aerospace disposition compensation	—	—	82	—
Amortization of acquired Rexam intangibles	34	34	105	102
Comparable Operating Earnings	$413	$360	$1,117	$976

Ball Corporation

Notes to the Condensed Financial Statements (Third Quarter 2024)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Twelve	Less: Nine	Add: Nine
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2023	2023	2024	2024

Net earnings attributable to Ball Corporation	$707	$553	$4,040	$4,194
Net earnings attributable to noncontrolling interests, net of tax	4	4	4	4
Discontinued operations, net of tax	(223)	(171)	(3,613)	(3,665)
Earnings from continuing operations	488	386	431	533
Equity in results of affiliates, net of tax	(20)	(13)	(21)	(28)
Tax provision (benefit)	146	107	118	157
Earnings before taxes	614	480	528	662
Interest expense	460	351	228	337
Debt refinancing and other costs	—	—	3	3
Business consolidation and other activities	133	43	171	261
Aerospace disposition compensation	—	—	82	82
Amortization of acquired Rexam intangibles	135	102	105	138
Comparable Operating Earnings	1,342	976	1,117	1,483
Depreciation and amortization	605	449	460	616
Amortization of acquired Rexam intangibles	(135)	(102)	(105)	(138)
Comparable EBITDA	$1,812	$1,323	$1,472	$1,961

Interest expense	$(460)	$(351)	$(228)	$(337)

Total debt at period end				$5,805
Cash and cash equivalents				(1,440)
Net Debt				$4,365

Interest Coverage (Comparable EBITDA/Interest Expense)				5.8	x
Leverage (Net Debt/Comparable EBITDA)				2.2	x

A summary of free cash flow and adjusted free cash flow is as follows:

Nine Months Ended
September 30,
($ in millions)	2024

Total cash provided by (used in) operating activities	$(385)
Less: Capital expenditures	(377)
Free Cash Flow	(762)
Add: Cash taxes paid for Aerospace disposition	484
Adjusted Free Cash Flow	$(278)